December 9, 2016

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Re:	Registration Statement on Form S-1 (Registration No. 333-214319)

Ladies and Gentlemen:

We are acting as counsel to Chanticleer Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on October 28, 2016, as amended by Amendment No. 1 filed on November 18, 2016, Amendment No. 2 filed on December 5, 2016 and Amendment No. 3 filed on December 9, 2016 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers: (i) 1,000,000 nontransferable subscription rights (the “Rights”) to be distributed in connection with a rights offering (the “Rights Offering”) by the Company to the holders of record as of the close of business on the record date declared by the Board of Directors (the “Holders”) of up to 1,000,000 units (the “Units”), each Unit consisting of one share of the Company’s 9% Redeemable Series 1 Preferred Stock, par value $0.0001 per share (the “Series 1 Preferred Stock”), and one 7-year Series 1 Warrant (“Warrant”) to purchase up to 10 shares of common stock, $0.0001 par value (“Common Stock”); (ii) up to 10,000,000 shares of Common Stock issuable upon the exercise of the Warrants; and (iii) shares of Common Stock issuable, if and when declared, as payment of dividends on the Series 1 Preferred Stock. The Rights, Units, Series 1 Preferred Stock, Warrants and Common Stock are referred to herein, collectively, as the “Securities”.

In rendering the opinions set forth below, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also assumed that the Securities will, when issued, be evidenced by appropriate certificates that have been properly executed and delivered and that dividends on Series 1 Preferred Stock will be declared and paid in Common Stock only to the extent the issuance of such Common Stock will not exceed authorized capital of the Company.

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The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based upon the foregoing, we are of the opinion that:

(1) The Rights to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

(2) The Units to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

(3) The shares of Series 1 Preferred Stock to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

(4) The Warrants to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable and be binding obligations of the Company under the laws of the State of Delaware.

(5) The shares of Common Stock, when issued upon exercise of the Warrants, in accordance with their terms, will be legally issued, fully paid and non-assessable.

(6) The shares of Common Stock that may be issued in lieu of cash payments as dividends on the Series 1 Preferred Stock, when and if declared, in accordance with their terms, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

Very truly yours,

/s/ Libertas Law Group, Inc.